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EXHIBIT 10.31

                          UNITED NATURAL FOODS, INC.
                                 260 LAKE ROAD
                              DAYVILLE, CT 06241

October 31, 1997

PERSONAL AND CONFIDENTIAL

Mr. Steven Townsend
169 Barrett Hill Road
Brooklyn, CT 06234

Dear Steve:

     On behalf of United Natural Foods, Inc. (the "Company") and the other members of its Board of Directors (the "Board"), and in acknowledgement of your extraordinary efforts extended over your fourteen years of service to the Company as well as your efforts in connection with the successful initial public offering by the Company of its stock and the general business good fortunes of the Company accomplished in no small part as a result of your efforts, and consistent with your stated personal career objectives and your desire to undertake new business opportunities outside of the wholesale distribution of natural foods business, the Company is pleased to undertake the following:

1. You will remain employed by the Company and serve in your officer capacity as Vice President-Finance and Administration and Chief Financial Officer until December 1, 1997 or such earlier date as we mutually agree in the event the Company has hired your successor. You agree that you will assist the Company in retaining your successor.

2. Your compensation and benefits currently payable by the Company will continue until December 1, 1997 or such earlier date as referenced in
     Section 1 above.

3. The Company will provide a salary continuation benefit to you such that on December 1, 1997, it will pay you $30,000, on March 1, 1998 it will pay you $30,000 and on August 1, 1998 it will pay $60,000, all subject to necessary withholdings. In addition, the Company will provide, at its expense, health insurance benefits as are currently made available to you and your family to August 31, 1998. You will pay your normal share of premiums for such health insurance through August 31, 1998. Subsequent to August 31, 1998, you will have the right to continue such insurance benefits under COBRA.

4. The Company anticipates granting Non-Statutory Stock Options to certain of its employees as well as to those Board of Directors who are not employed by the Company (the "Outside Directors") and for purposes of the 1997-1998 grant of non-statutory options under the Company Non-Statutory Stock Option Plan, the Company will grant non-statutory to you to purchase 5,333 shares of the Company common stock as of the date the Board of Directors takes action to issue such options to its employees and to its Outside Directors, it being agreed that such options when granted to you for such 5,333 shares will be fully vested as of the date of the grant. If upon the expiration of your current term as a Director of the Company you are re-elected as a Director, then during your re-elected term or terms, you shall be granted options for such number of shares as shall equal the number of shares it will grant to its other Outside Directors. The Non-Statutory Stock Option Agreement with respect to those options to be granted to you during you re-elected term(s) shall provide for vesting at the rate of 1/3 of the amount of the grant per year for three (3) years while you shall serve as Director.

5. The Company will provide to potential future employers its letter of recommendation in the form attached hereto and all inquiries from future employers will be directed to the undersigned who will respond directly on behalf of the Company.

6. Subsequent to December 1, 1997, you may be called upon by the Company to render consulting services from time to time and the Company and you will separately agree to mutual terms and conditions with respect thereto including consulting fees.

7. You will continue to serve on the Board of Directors of the Company through the remainder of your current elected term and, if requested by the Board, will agree to stand for re-election at the end of that term.

8. You agree that will not without prior written consent of the Company disclose to any other party any trade secrets or confidential and/or proprietary information of the
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     Company obtained during your employment by the Company which trade secrets and confidential information shall mean any and all confidential and proprietary information not otherwise in the public domain including, without limitation, financial information, projected budgets, marketing strategies, customer lists, pricing policies, operational methods, marketing plans and strategies, product development techniques or plans, business acquisition plans, inventions and/or research projects and other business affairs of the Company which are proprietary and are confidential. You further agree that until August 31, 1998, you shall not at any time, directly or indirectly, induce, persuade, solicit or attempt to induce, persuade or solicit any employee of the Company or its subsidiaries to terminate his or her employment by the Company or its subsidiaries or to otherwise, directly or indirectly, or through any other person, firm or entity induce, persuade or solicit or attempt to induce, persuade or solicit any such employee to become employed by you, or any other firm, person or entity with whom you may be affiliated.

Please confirm your understanding as to the foregoing be signing this and a copy of this letter and returning the same to the undersigned.

All of the employees of the Company join me in wishing you nothing but the best with regard to your future business undertakings.

                              Very truly yours,

                              UNITED NATURAL FOODS, INC.


                              By:  /s/ Norman A. Cloutier
                                 ------------------------
                              Norman A. Cloutier
                              Chairman of the Board

Read and Agreed to as of
October 31, 1997

/s/ Steven Townsend
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Steven Townsend